UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 30, 2005
ZIPREALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51002	94-3319956

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1555 Emeryville, CA 94608
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (510) 735-2600

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On November 30, 2005, ZipRealty, Inc. entered into a definitive amendment to its existing lease of its corporate offices. Under the amendment, the company’s headquarters will be relocated from its existing 15,825 square feet on the 15th floor to 23,803 square feet on the 3rd floor of the same building where its headquarters is now located. The company expects the relocation to occur in late January 2006.
     The amendment extends the previous lease term from January 31, 2007 to January 31, 2012, and reduces the monthly base rent from the current amount of $37.32 per square foot annually on the 15th floor space to an initial monthly base rent of $25.32 per square foot annually on the 3rd floor space, subject to a 3.5% annual escalator. Under the amendment, the company expects its operating lease commitments to increase by approximately $3.4 million, principally associated with an extension of the lease term. The company also anticipates spending up to $1.25 million in capital in connection with the relocation and build-out of the new space.
     A copy of lease amendment is filed as an exhibit to this report on Form 8-K.
Item 9.01   Financial Statements and Exhibits.
     (c)   Exhibits.
     The following exhibit is furnished with this report on Form 8-K:
10.6(b) Third Amendment dated November 30, 2005 to Office Lease Agreement between ZipRealty, Inc. and CA-Emeryville Properties Limited Partnership (as successor in interest to EOP-Emeryville Properties, L.L.C.) dated November 28, 2001.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation
Dated: December 6, 2005	By:	/s/ Gary M. Beasley
Gary M. Beasley
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description

10.6(b)	Third Amendment dated November 30, 2005 to Office Lease Agreement between ZipRealty, Inc. and CA-Emeryville Properties Limited Partnership (as successor in interest to EOP-Emeryville Properties, L.L.C.) dated November 28, 2001.